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                         [HERITAGE PROPANE LETTERHEAD]

                                                                    EXHIBIT 99-1

                                  PRESS RELEASE

                         HERITAGE PROPANE PARTNERS, L.P.
                        COMPLETES ACQUISITION OF V-1 OIL

TULSA, OKLAHOMA - JANUARY 6, 2003 - Heritage Propane Partners, L.P. (NYSE:HPG) today announced that on January 2, 2003, it completed its previously announced acquisition of the propane assets of V-1 Oil Co. of Idaho Falls, ID.

At the time of the acquisition, V-1 was one of the largest privately held propane marketers in the northwest, delivering approximately 30 million retail gallons of propane to over 40,000 customers annually. V-1's propane distribution network included 35 retail outlets in Colorado, Idaho, Montana, Oregon, Utah, Washington, and Wyoming. Also included in the transaction were propane rail storage facilities and bulk transport equipment.

The transaction was funded through a combination of borrowings under the Operating Partnership's existing Acquisition Facility and by the issuance of Common Units of the Partnership to V-1. The acquisition is expected to increase the Partnership's annual distributable cash flow by $0.10 to $0.15 per unit.

The acquisition of V-1 is the 63rd acquisition for Heritage since becoming a publicly traded master limited partnership in June 1996 and the 93rd acquisition since Heritage's formation in 1989.

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from nearly 300 customer service locations in 29 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.